Spectrum Control Reports Fourth Quarter and Annual Profit

Fourth Quarter Revenue Up 25% and EPS Up 47% Compared to a Year Ago

FAIRVIEW, Pa., Jan. 10, 2011 /PRNewswire/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the fourth quarter and fiscal year ended November 30, 2010.

For the fourth quarter of fiscal 2010, the Company reported net income of $3.3 million or 25 cents per diluted share on sales of $42.7 million, compared to net income of $2.1 million or 17 cents per diluted share on sales of $34.1 million for the same period last year.

For the fiscal year 2010, the Company had net income of $12.8 million or $1.00 per share ( 98 cents diluted ) on sales of $163.9 million. In fiscal year 2009, the Company had net income of $8.6 million or 68 cents per share ( 67 cents diluted ) on sales of $132.3 million.

Dick Southworth, the Company's President and Chief Executive Officer, commented, "We are very proud of our fiscal year 2010 performance. Compared to a year ago, our 2010 annual revenue grew 24%, and our net income and earnings per share each increased by approximately 50%. Fiscal year 2010 customer orders totaled $162.0 million, an increase of $29.8 million or 23% from fiscal year 2009. This current year performance reflects the continued success of our strategic plan to supplement ongoing organic growth with targeted business acquisitions. During 2010, we consummated and integrated three business acquisitions, each bringing new technologies and product capabilities to our Company. Throughout fiscal 2011, we hope to build upon this success."

Financial Highlights

Strategic Acquisition

On October 29, 2010, we acquired all of the outstanding common stock of Summit Instruments, Inc. ("Summit" ). Based in Akron, Ohio, Summit designs and manufactures custom inertia sensors, accelerometers, inertial measurement systems, and related products and assemblies. These complex products complement and expand our existing sensors and control product offerings of precision position sensors and advanced thermal products. Currently, approximately 80% of Summit's revenues are generated from military/defense applications, including missile defense systems. Summit products are also used in numerous commercial applications, such as wind turbines and test and measurement equipment. During the fourth quarter of fiscal 2010, we successfully integrated the acquired operations with our existing Sensors and Controls Business, with Summit generating over $700,000 of product sales which were immediately accretive to our consolidated earnings.

Consolidation of Operations

During the fourth quarter of fiscal 2010, certain of our microwave operations were moved into a new state-of-the-art leased facility in Marlborough, Massachusetts. Our new facility, with approximately 43,000 square feet of manufacturing space, reflects the consolidation of two operations assumed in connection with our acquisitions of Micro Networks Corporation in November 2009 and SatCon Electronics, Inc. in September 2008. Although this consolidation had a negative impact on our fourth quarter performance, with approximately $1.0 million of microwave shipments being delayed along with certain temporary inefficiencies and direct moving expenses of approximately $450,000, we believe the long-term benefits of this consolidation will be significant. We currently anticipate that this consolidation will be substantially completed by the end of the first quarter of fiscal 2011. Upon completion, we expect our operating efficiencies to improve, our manufacturing capacity to increase, and our overall manufacturing costs to decrease.

Increased Borrowing Capability

During the current quarter, the domestic line of credit agreement with our primary lending institution was amended, increasing the aggregate amount of the revolving line of credit to $50.0 million. Borrowings under the four-year agreement will bear interest at rates below the prevailing prime rate. Currently, we have $48.0 million of borrowing capacity under the amended agreement. We believe this increased borrowing capacity will help us more quickly and effectively respond to future business acquisition opportunities.

Record Annual Operating Cash Flow

During the fourth quarter of fiscal 2010, net cash provided by operating activities was $4.2 million. For the fiscal year 2010, net operating cash flow was a record $19.5 million, reflecting our growing profitability as well as improved accounts receivable and inventory turnover rates. For the fiscal year ended November 30, 2010, our positive operating cash flow and existing cash balances enabled us to reduce our outstanding short-term bank borrowings to $1.0 million, support the aggregate cash purchase price of $13.4 million for our three current year business acquisitions, and fund capital expenditures of $6.4 million. At November 30, 2010, our total stockholders' equity was $129.7 million, reflecting a book value of $9.89 per share. We believe that our strong cash flow and financial position provide a solid foundation for our anticipated future growth.

Current Business Outlook

Mr. Southworth added, "Current market conditions, particularly for military/defense related products, are somewhat tentative. Speculation regarding future military/defense funding, and its impact on individual programs, is causing certain customers to delay or push-out orders and delivery dates. This condition is prevalent throughout our industry. Based upon the nature and diversification of our military/defense business, however, we firmly believe that these market conditions will only temporarily impact our business. Based on these current market conditions, and the expected completion of our Massachusetts facility consolidation during the next few months, we presently anticipate our fiscal 2011 first quarter sales to be $42.0 to $43.0 million with earnings of 27 to 28 cents per share. If these operating results are achieved, we would once again have significant growth from the comparable period of a year ago, with sales up 11% to 14% and earnings per share up 42% to 47%. On a longer-term basis, we remain very optimistic about the future of our Company as overall market conditions improve, principal applications for our military/defense products continue to be strong, and we continuously develop new and innovative solutions for our customers."

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its fourth quarter and fiscal year 2010 results on Monday, January 10, 2011, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through January 17, 2011, at 877-660-6853, access account 286, conference 364032, or for 30 days over the Internet at the Company's website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Tables follow

Spectrum Control, Inc. and Subsidiaries Condensed Consolidated Balance Sheets ( Unaudited )
( Dollar Amounts in Thousands )	November 30,	November 30,
	2010	2009
Assets

Current assets
Cash and cash equivalents	$2,754	$6,090
Accounts receivable, net	25,892	22,623
Inventories, net	39,549	34,223
Deferred income taxes	1,681	1,425
Prepaid expenses and other current assets	1,143	2,434

Total current assets	71,019	66,795

Property, plant and equipment, net	29,210	26,383

Noncurrent assets
Goodwill	45,867	44,995
Other	11,526	5,556

Total assets	$157,622	$143,729

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$1,000	$7,000
Accounts payable	7,527	7,124
Accrued liabilities	7,326	5,366
Current portion of long-term debt	70	65

Total current liabilities	15,923	19,555

Long-term debt	410	480
Other liabilities	433	728
Deferred income taxes	11,129	9,542

Stockholders' equity	129,727	113,424

Total liabilities and stockholders' equity	$157,622	$143,729

Spectrum Control, Inc. and Subsidiaries Condensed Consolidated Statements of Income ( Unaudited ) (Amounts in Thousands, Except Per Share Data)
	For the Three Months Ended		For the Year Ended
	November 30,		November 30,
	2010	2009	2010	2009

Net sales	$42,722	$34,089	$163,936	$132,306

Cost of products sold	31,282	24,684	119,809	97,946

Gross margin	11,440	9,405	44,127	34,360

Selling, general and
administrative expense	6,091	5,836	23,693	20,756

Income from operations	5,349	3,569	20,434	13,604

Other income ( expense ):
Interest expense	23	16	(100)	(190)
Other income and expense, net	(75)	(66)	(30)	(26)
	(52)	(50)	(130)	(216)

Income before provision for
income taxes	5,297	3,519	20,304	13,388

Provision for income taxes	2,029	1,374	7,461	4,828

Net income	$3,268	$2,145	$12,843	$8,560

Earnings per common share:
Basic	$0.25	$0.17	$1.00	$0.68
Diluted	$0.25	$0.17	$0.98	$0.67

Average number of common shares
outstanding:
Basic	13,038	12,660	12,849	12,604
Diluted	13,284	12,840	13,138	12,739

Spectrum Control, Inc. and Subsidiaries Selected Financial Data ( Unaudited )
	For the Three Months Ended		For the Year Ended
	November 30,		November 30,
Selected Financial Data,	2010	2009	2010	2009
as a Percentage of Net Sales:

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	73.2	72.4	73.1	74.0
Gross margin	26.8	27.6	26.9	26.0
Selling, general and
administrative expense	14.3	17.1	14.4	15.7
Income from operations	12.5	10.5	12.5	10.3
Other income ( expense ):
Interest expense	0.1	-	(0.1)	(0.2)
Other income and expense, net	(0.2)	(0.2)	-	-
Income before provision for
income taxes	12.4	10.3	12.4	10.1
Provision for income taxes	4.8	4.0	4.6	3.6
Net income	7.6%	6.3%	7.8%	6.5%

Selected Operating Segment Data:
( Dollar Amounts in Thousands )

Advanced specialty products:
Customer orders received	$12,229	$11,216	$51,758	$49,070
Net sales	13,623	10,877	51,155	42,001

Microwave components and systems:
Customer orders received	17,370	12,973	76,266	56,503
Net sales	20,436	15,332	79,935	60,069

Power management systems:
Customer orders received	3,209	4,591	11,084	10,822
Net sales	2,627	3,254	12,069	10,268

Sensors and controls:
Customer orders received	5,941	3,447	22,879	15,789
Net sales	6,036	4,626	20,777	19,968

CONTACT: Corporate Headquarters: +1-814-474-2207, or Fax: +1-814-474-2208, or Investor Relations: John P. Freeman, Senior Vice President and Chief Financial Officer, Spectrum Control, Inc., +1-814-474-4310